Press Release For
Immediate Release

                                                                                                                                  Contact:        D. Linn Wiley
                                                                                                                                                         President and CEO
                                                                                                                                                         (909) 980-4030

Citizens Business Bank Acquires Granite State Bank

Ontario, California, March 1, 2005. (NASDAQ:CVBF) D. Linn Wiley, President and Chief Executive Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, reported yesterday that their previously announced acquisition of Granite State Bank had been completed.

The definitive agreement provides that Citizens Business Bank will acquire Granite State Bank for an aggregate purchase price of $19.00 per share, or approximately $27 million, including the costs associated with the cancellation of stock options. The total purchase price will be paid half in CVB Financial Corp. common stock and half in cash in a cash/stock election merger. The transaction will be accounted for under purchase accounting. It was approved by Granite shareholders on February 15, 2005.

“We are delighted with this opportunity to expand our presence in the San Gabriel Valley. These locations are a significant complement to our business and professional banking strategy,” stated Linn Wiley. “Granite State Bank is an outstanding organization, and we are looking forward to joining their staff. They are a very impressive group of people.”

Granite State Bank was established in 1984. They have offices in Monrovia and South Pasadena. At the close of business on February 25, 2005, Granite State Bank had total deposits of $103.1 million, gross loans were $62.8 million and total assets were $111.4 million.

Citizens Business Bank now has 39 business financial centers located in 33 cities throughout Los Angeles, Riverside, San Bernardino, Orange, Kern, Tulare and Fresno Counties. Citizens is one of the largest community banks in Southern and Central California with $4.5 billion in total assets.

Citizens Business Bank specializes in providing the full scope of financial services to business and professional clientele in their market areas. They have a Wealth Management Group with over $1.2 billion in assets under administration. Citizens Business Bank also owns Golden West Financial Services, which is a specialty finance company that provides auto leases, equipment leases and mortgage brokerage services. CVB Financial Corp. is traded on the NASDAQ under the ticker symbol of CVBF.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the inability to integrate the operations of Granite State Bank with Citizens Business Bank. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within that document.

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